Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer
williamlowe@kemet.com
864-963-6484

KEMET Announces Election of Karen Rogge to KEMET Board of Directors; Retirement of Joseph Borruso from the KEMET Board of Directors

Fort Lauderdale, Florida (May 31, 2018) - KEMET Corporation ("KEMET" or the “Company”) (NYSE: KEM), a leading global supplier of passive electronic components, announced today that on May 30, 2018, Joseph V. Borruso informed the Company that he was resigning from the Company’s Board of Directors (the “Board”). Mr. Borruso also resigned from the board of directors of KEMET Electronics Corporation, a wholly owned subsidiary of the Company (“KEC”). Mr. Borruso’s resignations were accepted by each board and became effective on May 30, 2018. Mr. Borruso informed the boards that he was resigning for personal and health reasons and not due to any disagreement with, or any matter relating to, the operations, policies or practices of, the Company. Mr. Borruso, age 78, has served on the each of the boards since March of 2008.

Following the resignations of Mr. Borruso, also on May 30, 2018, the Board elected Karen M. Rogge to the Board to fill the resulting vacancy. Ms. Rogge was also elected to the board of KEC. Ms. Rogge is currently President of the RYN Group LLC, a management consulting business, which she founded in 2010. She served as the Interim Vice President and Chief Financial Officer for Applied Micro Circuits Corporation, a global semi-conductor company, from August 2015 to January 2016. Previously, Ms. Rogge served as the Chief Financial Officer and Senior Vice President of Extreme Networks, Inc., a computer network company, and has held executive financial and operations management positions at Hewlett Packard Company, Seagate Technology, and Inktomi Corporation.

Per Loof, KEMET Corporation’s Chief Executive Officer, stated, “We are delighted to welcome Karen Rogge to our Board of Directors. We believe that Karen’s financial expertise, as well as her industry experience and knowledge of the markets, will provide significant benefits to our Board and to our shareholders as we continue to expand our business and markets. We have been fortunate to have benefited from Joe Borruso’s expertise during his time on the Board, and wish him well in his future endeavors.”
“I am honored to join the Board of Directors of KEMET,” said Karen Rogge. “I look forward to working with the Board and management to continue the Company’s positive momentum and leveraging my experience to benefit the stockholders of KEMET.”

Ms. Rogge has been placed in the Director Class of 2020, and has been appointed to the Audit Committee of the Board. The Board has determined that Ms. Rogge qualifies as an “independent director,” as that term is defined in Item 407(a) of Regulation S-K, and also determined, after a review of her qualifications, that Ms. Rogge is an “audit committee financial expert” serving on the Audit Committee within the meaning of the Securities and Exchange Commission rules and regulations.

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET offers our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of electromechanical devices, electromagnetic compatibility solutions and supercapacitors. Our vision is to be the preferred supplier of electronic component solutions demanding the highest standards of quality, delivery and service. Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate and cause a write down of long-lived assets or goodwill; (ii) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (iii) changes in the competitive environment; (iv) uncertainty of the timing of customer product qualifications in heavily regulated industries; (v) economic, political, or regulatory changes in the countries in which we operate; (vi) difficulties, delays or unexpected costs in completing the restructuring plans; (vii) acquisitions and other strategic transactions expose us to a variety of risks; (viii) acquisition of TOKIN may not achieve all of the anticipated results; (ix) our business could be negatively impacted by increased regulatory scrutiny and litigation; (x) difficulties associated with retaining, attracting and training effective employees and management; (xi) the need to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xii) exposure to claims alleging product defects; (xiii) the impact of laws and regulations that apply to our business, including those relating to environmental matters and cyber security; (xiv) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xv) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xvi) volatility of financial and credit markets affecting our access to capital; (xvii) the need to reduce the total costs of our products to remain competitive; (xviii) potential limitation on the use of net operating losses to offset possible future taxable income; (xix) restrictions in our debt agreements that could limit our flexibility in operating our business; (xx) disruption to our information technology systems to function properly or control unauthorized access to our systems may cause business disruptions; (xxi) economic and demographic experience for our pension plans and other post-retirement benefit plans could be less favorable than our assumptions; (xxii) fluctuation in distributor sales could adversely affect our results of operations; (xxiii) earthquakes and other natural disasters could disrupt our operations and have a material adverse effect on our financial condition and results of operations; and (xxiv) volatility in our stock price.